Exhibit 4.4

SEVENTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

This SEVENTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT OF ZHAOPIN LIMITED (the “Shareholders Agreement”) is effective as of this day of 2013 by and among Zhaopin Limited, a Cayman Islands exempted company (“Zhaopin” or the “Company”), the persons listed on Schedule 1 hereto (the “Existing Shareholders”), the persons listed on Schedule 2 (collectively the “Investors”), and amends and restates in its entirety the Sixth Amended and Restated Shareholders Agreement dated as of July 9, 2008 by and among the Company and the parties identified therein (the “Existing Agreement”).

The parties believe it is in the best interests of Zhaopin and the other parties hereto to provide to the Investors and the Existing Shareholders the rights specified herein with respect to the Shares held by such parties.

Accordingly, the parties hereto hereby agree as follows:

DEFINITIONS

The following capitalized terms, as used herein, shall have the following respective meanings:

“Act” means the United States Securities Act of 1933, as amended, or any similar federal statute then in effect.

“Affiliate” of any Person shall mean any Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person For purposes of this definition, passive investors in Orchid Asia II, L.P. (“Orchid”) will not be Affiliates of Orchid.

“Articles of Association” means the Ninth Amended and Restated Memorandum of Association (“Memorandum”) and the Ninth Amended arid Restated Articles of Association adopted by the Company as such Articles may be amended from time to time.

“Board” or “Board of Directors” means the board of directors of Zhaopin.

“Company Acquisition” means (i) the sale, transfer or other disposition, in a single transaction or series of related transactions, by the Company or any other member of the Zhaopin Group of all or substantially all the assets of the Company and the other members of the Zhaopin Group, taken as a whole, or (ii) a merger or consolidation in which the Company is a constituent party, except any such merger or consolidation involving the Company in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted or exchanged for shares of capital stock which represent, immediately following such merger or consolidation at least a majority, by voting power, of the capital stock of the surviving corporation.

“Conversion Shares” means Ordinary Shares issued or issuable upon conversion of the Preferred Shares.

“Director” means a director on the Board.

“Encumbrance” means any mortgage, lien, hypothecation, charge (whether fixed or floating), bill of sale, caveat, pledge, claim, trust arrangement, preferential right, right of set-off, title retention or other form of encumbrance.

“Existing Plans” means the Company’s 2000 Stock Option Plan, 2004 Stock Option Plan, and 2005 Stock Option Plan, 2008 Stock Option Plan, 2009 Stock Option Plan and 2010 Global Share Plan.

““HKIAC” means the Hong Kong International Arbitration Centre.

“Holders” means the Existing Shareholders, the Investors and each Person who has agreed to be bound or is required to agree to be bound or otherwise becomes bound by the terms of this Shareholders Agreement by virtue of such Person’s ownership in the Company.

“Initial Public Offering” mean the initial public offering pursuant to an effective registration statement under the Act covering the offer and sale of Ordinary Shares for the account of the Company to the public or, if offered outside the United States, on an internationally recognized stock exchange pursuant to an offering memorandum or prospectus required to be prepared and/or filed with the relevant agency or body regulating and/or reviewing such offering.

“Ordinary Shares” means the ordinary shares, par value US$0.01 per share, of the Company as authorized under the Articles of Association.

“Permitted Transferees” means, (a) in the case of any Holder, any individual that is a member of such Holder’s immediate family (i.e., spouses, parents and children), any Person designated by will, a beneficiary under intestate succession, any trust or tax shelter, or any other entity established for the benefit of the Holder or any such member of Holder’s immediate family, (b) in the case of Orchid, any Series C Holder, Series D Holder or Series E Holder, or a Permitted Transferee of Orchid, any Series C Holder, any Series D Holder or any Series E Holder, any Affiliate, limited partner, shareholder or any beneficiary of Orchid, such Series C Holder, Series D Holder or Series E Holder or a Permitted Transferee of Orchid, such Series C Holder, such Series D Holder or such Series E Holder, and but excluding in the case of each of the foregoing clauses (a), (b) and (c) any Person that competes with the Company in the PRC.

“Person” means any individual, corporation, association, partnership, joint venture, trust, estate, or other entity or organization.

“PRC” means the People’s Republic of China.

“Preferred Shares” means the Series A Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares, the Series D Preferred Shares and the Series E Preferred Shares, collectively.

“Public Offering” means a public offering by Zhaopin or the Holders of Shares or any securities of Zhaopin that are convertible into or exercisable or exchangeable for Shares pursuant to a registration statement effective under the Act or, if offered outside the United States, pursuant to an offering memorandum or prospectus required to be prepared and/or filed with the relevant agency or body regulating and/or reviewing such offering.

“Secretary” has the meaning set forth in Article 2(a).

“SEEK” means SEEK International Investments Pty Ltd., a company organized under the laws of Australia.

“Series A Preferred Shares” means the series A preferred shares, par value US$0.01 per share, of the Company, as authorized under the Articles of Association.

“Series B Preferred Shares” means the series B preferred shares, par value US$0.01 per share, of the Company, as authorized under the Articles of Association.

“Series C Holder” means each Person holding issued and outstanding Series C Preferred Shares who has agreed to be bound or is required to agree to be bound or otherwise becomes bound by the terms of this Shareholders Agreement by virtue of such Person’s ownership of Series C Preferred Shares.

“Series C Preferred Shares” means the series C preferred shares, par value US$0.01 per share, of the Company, as authorized under the Articles of Association.

“Series D Holder” means each Person holding issued and outstanding Series D Preferred Shares who has agreed to be bound or is required to agree to be bound or otherwise becomes bound by the terms of this Shareholders Agreement by virtue of such Person’s ownership of Series D Preferred Shares.

“Series D Preferred Shares” means the Series D-1 Preferred Shares and Series D-2 Preferred Shares.

“Series D-1 Preferred Shares” means the series D-1 preferred shares, par value US$0.01 per share, of the Company, as authorized under the Articles of Association.

“Series D-2 Preferred Shares” means the series D-2 preferred shares, par value US$0.01 per share, of the Company, as authorized under the Articles of Association.

“Series E Holder” means each Person holding issued and outstanding Series E Preferred Shares who has agreed to be bound or is required to agree to be bound or otherwise becomes bound by the terms of this Shareholders Agreement by virtue of such Person’s ownership of Series E Preferred Shares.

“Series E Preferred Shares” means the series E preferred shares, par value US$0.01 per share, of the Company, as authorized under the Articles of Association.

“Shares” means any or all of the Ordinary Shares and Preferred Shares issued and outstanding from time to time.

“Transfer” or “Transferred” means any sale, assignment, transfer, pledge, hypothecation or other disposition of any nature whatsoever, whether directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, of any legal or beneficial interests in Shares.

“Zhaopin Group” means the Company and all of its subsidiaries and other controlled entities whether controlled directly or indirectly.

ARTICLE 1. BOARD OF DIRECTORS

(a) Unless altered in accordance with the Articles of Association the Board of Directors will consist of three (3) persons, elected or appointed, as the case may be in accordance with the Articles of Association.

ARTICLE 2. INFORMATION RIGHTS.

(a) Financial Statements and Related Information. For so long as an Investor holds at least 20% of or more of the Company’s issued and outstanding capital stock (calculated on an as converted to ordinary shares basis), Zhaopin shall furnish or cause to be furnished to such Investor:

(i)	as soon as available, but in any event no later than 90 days after the end of each fiscal year, a consolidated balance sheet for the Zhaopin Group as at the end of such fiscal year, and the related statements of income, shareholders’ equity and changes in cash flows for such fiscal year, prepared in accordance with US GAAP and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and audited and certified by the Company’s independent certified public accountant (the “Auditor”);

(ii)	each fiscal quarter, a consolidated balance sheet for the Zhaopin Group and the related statements of income, shareholders’ equity and changes in cash flows for such quarter and for the portion of the fiscal year then ended, as soon as available, but in any event no later than 30 days after the end of such quarter prepared in accordance with US GAAP (except for the absence of year-end adjustments) and setting forth in each case in comparative form the figures for the corresponding periods of the previous fiscal year, all in reasonable detail and certified, subject to changes resulting from year-end adjustments and notes, by the principal financial officer of Zhaopin;

(iii)	no later than 14 days after the end of each month, management accounts for each such month; and

(iv)	no later than 30 days prior to the start of each fiscal year, the operating budget and fiscal projections for the Zhaopin Group for such fiscal year.

The information rights set forth in this Section 2(a) shall terminate upon the earlier to occur of the following (i) the consummation of an Initial Public Offering or (ii) such time as the Company shall be required to file reports with the Commission pursuant to Section 13 and 15 of the United States Securities Exchange Act of 1934, as amended.

(b) Inspection. The Company shall permit each Investor who holds at least 20% or more of the Company’s issued and outstanding capital stock (calculated on an as converted to ordinary shares basis), at such Investor’s expense, to visit and inspect the properties of the Company and each other member of the Zhaopin Group, to examine their respective books of account and records and to discuss their respective affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2(b) to provide access to any information unless and until the Investor shall have executed a confidentiality agreement in a form reasonably acceptable to the Company. The Company shall take all actions necessary to cause each of the members of the Zhaopin Group to effect the inspections contemplated hereof.

The inspection rights set forth in this Section 2(b) shall terminate upon the earlier to occur of the following (i) the consummation of an Initial Public Offering or (ii) such time as the Company shall be required to file reports with the Commission pursuant to Section 13 and 15 of the United States Securities Exchange Act of 1934, as amended.

ARTICLE 3. RESTRICTIONS ON TRANSFER, MARKET STAND OFF AGREEMENT.

(a) Notwithstanding any other provision of this Shareholders Agreement no Holder shall effect a Transfer to any Person, unless that transferee simultaneously with such transfer executes a deed in favour of all parties to this Shareholders Agreement pursuant to which such transferee agrees to be bound by all the provisions of this Shareholders Agreement.

(b) Excluded Transactions. Anything to the contrary herein notwithstanding, the provisions of Article 3(a) hereof shall not apply to (i) a Transfer by a Holder to a Permitted Transferee; provided, however, that such Transfer complies with all applicable laws and regulations and any Permitted Transferee, simultaneously with such Transfer, executes a counterpart of this Shareholders Agreement pursuant to which such Person agrees to be bound by all of the provisions of this Shareholders Agreement, (ii) Transfers pursuant to an Initial Public Offering, or (iii) any Transfer to the Company provided that such Transfer has been approved by the Board. The provisions of Article 3(a) hereof shall terminate upon an Initial Public Offering.

(c) “Market Stand-Off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s Initial Public Offering and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days (or such other period as may be requested by the Company or the underwriters to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Ordinary Shares or any securities convertible into or exchangeable for Ordinary Shares (whether such shares or any such securities are then owned by the Holder or are thereafter acquired), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Ordinary Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Ordinary Shares or such other securities, in cash or otherwise. The foregoing provisions of this Article 3(c) shall apply only to the Company’s Initial Public Offering of equity securities, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement for the Initial Public Offering, and shall only be applicable to the Holders if all executive officers, directors and greater than one percent (1%) shareholders of the Company enter into similar agreements. The underwriters in connection with the Company’s Initial Public Offering are intended third party beneficiaries of this Article 3(c) and shall have the right, power and authority to enforce the provisions of this Article 3(c) as though they were a party hereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Shares of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.)

ARTICLE 4. DRAG ALONG RIGHTS

(a) if a Holder holding 60% or more of the issued and outstanding Shares (calculated on an as converted to ordinary shares basis) (“Majority Seller”) decides to Transfer all of their Shares to a third party (a “Major Transaction”) then the Majority Seller may by providing a notice (a “Drag Along Notice”) to the other Holders, (the “Drag Holders”) require the Drag Holders to transfer all of their Shares or otherwise participate in the Major Transaction on the same terms and conditions as the Majority Seller.

(b) If a Drag Along Notice is provided by the Majority Seller, the Drag Holders must

(i)	take all such actions as may be requested by the Majority Seller in connection with completing the Major Transaction;

(ii)	pass all such shareholders resolutions and vote in favour of and otherwise consent to the Major Transaction or the process pursuant to which the Major Transaction is arranged as may be required to effect the Major Transaction;

(iii)	execute and deliver such documents as may be reasonably requested by the Majority Seller in connection with the Major Transaction, including, without limitation, written consents of shareholders, escrow agreements, proxies, letters of transmittal, sale and purchase agreements, prospectus consents and powers of attorney, and

(iv)	on completion of the Major Transaction, in return for the payment, transfer or issue of the consideration under the Major Transaction transfer their Shares free from any Encumbrances and deliver to the nominated purchaser all share certificates as required by the Major Transaction and on the same terms and conditions as the Majority Seller.

(c) If any Drag Holder defaults in transferring its Shares in accordance with ARTICLE 4. (b) each of the Directors is irrevocably appointed as the joint and several attorney of that Drag Holder to execute all documents, receive all money and do all other things on the Drag Holder’s behalf to effect compliance of its obligations, and the Drag Holder ratifies and confirms all such actions.

ARTICLE 5. RESTRICTIVE LEGENDS

Each Holder agrees that the legends in substantially the following forms shall be placed on the certificates representing any Shares held by such Holder (other than Shares that have previously been sold in a Public Offering or pursuant to Rule 144 under the Act (or any similar provision then applicable)):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE RESTRICTIONS CONTAINED IN AN AGREEMENT BETWEEN THE ISSUER AND THE HOLDER HEREOF, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE ISSUER.

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES UNLESS THE ISSUER RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE ISSUER STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT OR THAT THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER SUCH ACT.

ARTICLE 6. REPRESENTATIONS AND WARRANTIES

(a) Representations and Warranties. Each Permitted Transferee and each other Holder hereby represents, as of the date hereof or, if different, as of the date of such Person’s execution of a counterpart of this Shareholders Agreement, as follows:

(i)	if such Person is an entity, that it is duly incorporated or formed, validly existing and in good standing in its jurisdiction of incorporation or formation, with full power to enter into this Shareholders Agreement and perform its obligations hereunder;

(ii)	such Holder has duly authorized, validly executed and delivered this Shareholders Agreement, and this Shareholders Agreement is valid, binding and enforceable against such Holder in accordance with its terms; except as may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (b) the effect of rules of law governing the availability of specific performance, injunctive relief, or other equitable remedies, and the execution, delivery and performance of this Shareholders Agreement will not (x) violate, conflict with, or result in the breach, acceleration, default or termination of, or otherwise give any other contracting party the right to terminate, accelerate, modify or cancel any of the terms, provisions, or conditions of any material agreement or instrument to which such Holder is a party or by which it or its assets may be bound, or (y) constitute a violation of any material applicable law, rule or regulation, or of any judgment, order, injunction, award or decree of any court, administrative agency or other governmental authority applicable to such Holder.

(b) Representations and Warranties of Zhaopin. Zhaopin hereby represents and warrants, as of the date hereof, as follows:

(i)	that it is duly incorporated, validly existing and in good standing in its jurisdiction of incorporation, with full power to enter into this Shareholders Agreement and to perform its obligations hereunder;

(ii)	it has duly and validly executed and delivered this Shareholders Agreement, and this Shareholders Agreement is valid, binding and enforceable against it in accordance with its terms; except as may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (b) the effect of rules of law governing the availability of specific performance, injunctive relief, or other equitable remedies, and (c) other equitable remedies and limitations of public policy as applied to the indemnification provisions set forth in Article 8.8 of this Shareholders Agreement; and

(iii)	the execution, delivery and performance of this Shareholders Agreement will not (x) violate, conflict with, or result in the breach, acceleration, default or termination of, or otherwise give any other contracting party the right to terminate, accelerate, modify or cancel any of the terms, provisions or conditions of any agreement or instrument to which it is a party or by which it or its assets may be bound, or (y) constitute a violation of any applicable law, rule or regulation, or of any judgment, order, injunction, award or decree of any court, administrative agency or other governmental authority applicable to it.

ARTICLE 7. GENERAL

(a) Amendments; Waivers. Unless otherwise specifically provided herein, this Shareholders Agreement may be amended only by agreement in writing on behalf of all parties hereto by the consent of the Holders holding at least a majority of the issued and outstanding Shares held by all Holders, acting together as a single class on an as-converted basis. Except as otherwise specifically provided herein, no waiver of any provision nor consent to any exception to the terms of this Shareholders Agreement shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

(b) Best Efforts; Further Assurances. Except as otherwise specifically provided herein, each party will use its best efforts to perform and fulfill all obligations on its part to be performed and fulfilled under this Shareholders Agreement to the end that the transactions contemplated by this Shareholders Agreement shall be effected substantially in accordance with its terms as soon as reasonably practicable. The parties shall cooperate with each other in such actions. Each party shall deliver such further documents and take such other actions as may be necessary or appropriate to consummate or implement the transactions contemplated hereby or to evidence such events or matters; provided that this Article 6(b) shall not require any Holder disproportionately to incur any material expense.

(c) Governing Law and Dispute Resolution.

(i)	This Shareholders Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such jurisdiction and without regard to conflicts of law doctrines except to the extent that matters specified herein are to be governed by federal law of the United States or are governed by the law of the jurisdiction of organization of the respective parties.

(ii)	Any dispute, controversy or claim arising out of, relating to, or concerning this Agreement, or the interpretation, performance, breach, termination or validity of this Agreement, shall be settled by arbitration to be held in Hong Kong under the UNCITRAL Rules in accordance with the HKIAC Procedures for the Administration of International Arbitration in force at the time of arbitration. However, if such rules are in conflict with the provisions of this Section 6(c), including provisions concerning the appointment of arbitrators, the provisions of this Section 6(c) shall apply. The arbitration proceedings shall be conducted in English and administered under the auspices of the HKIAC. There shall be a single arbitrator agreed upon by the parties or, if the parties are unable to agree within thirty days, appointed by the HKIAC.

(iii)	Each party irrevocably waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such arbitration in Hong Kong and the HKIAC, and hereby submits to the exclusive jurisdiction of Hong Kong and the HKIAC in any such arbitration. Notwithstanding the foregoing, any party to a dispute under this Agreement shall be entitled to seek injunctive relief from any court of competent jurisdiction pending the constitution of the arbitration tribunal.

(iv)	Each party shall cooperate with any of the parties to the dispute in making full disclosure of and providing complete access to all information and documents requested by any parties to the dispute in connection with such arbitration proceedings, subject only to confidentiality obligations binding on such party.

(v)	The award of the arbitrator(s) shall be final, conclusive and binding on the parties to the arbitration. The prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(vi)	The parties to the arbitration shall each pay an equal share of the costs and expenses of such arbitration, and each party shall separately pay for its respective counsel fees and expenses; provided, however, that the prevailing party in any such arbitration shall be entitled to recover from the non-prevailing party its reasonable costs and attorney fees.

(d) No Assignment. Except as expressly stated in this Shareholders Agreement and as set forth in Article 6(f) hereof, neither this Shareholders Agreement nor any rights or obligations under it are assignable.

(e) Entire Agreement. This Shareholders Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein, and there are no restrictions, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof, other than those expressly set forth or referred to herein or therein. This Shareholders Agreement supersede all prior agreements and understandings between the parties hereto with respect to the subject matter hereof. In the event of any conflict between the terms of this Shareholders Agreement and the Articles of Association, the terms of this Shareholders Agreement shall control and govern.

(f) Obligations of Transferees. If a Holder Transfers any interest in Shares to any Person other than pursuant to a Public Offering, it shall be a condition to such Transfer that such transferee agree in writing to be bound as a Holder by all of the terms and provisions of this Shareholders Agreement; provided that any such transferee shall automatically be so bound by the terms hereof, whether or not such transferee shall have so agreed in writing.

(g) Termination. Subject to the provisions set forth in Article 8 hereof, unless an Article of this Shareholders Agreement specifies a different time of termination, the provisions of this Shareholders Agreement shall terminate in their entirety on the earlier to occur of (i) the tenth (10th) anniversary hereof, or (ii) the completion of an Initial Public Offering of the Company’s shares.

(h) Recapitalization, etc. In the event that any stock or other securities are issued in respect of, in exchange for, or in substitution of, any Shares by reason of any reorganization, recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up, sale of assets, distribution to stockholders or combination of the Shares or any other change in Zhaopin’s capital structure, appropriate adjustments shall be made in the percentages specified herein so as to fairly and equitably preserve the original rights and obligations of the parties hereto under this Shareholders Agreement.

(i) Headings. The descriptive headings of the Articles of this Shareholders Agreement are for convenience only and do not constitute a part of this Shareholders Agreement.

(j) Counterparts. This Shareholders Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other parties. This Shareholders Agreement may be executed in facsimile copy with the same binding effect as an original.

(k) Parties in Interest. This Shareholders Agreement shall be binding upon and inure to the benefit of each party, and nothing in this Shareholders Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Shareholders Agreement. Nothing in this Shareholders Agreement is intended to relieve or discharge the obligation of any third person to any party to this Shareholders Agreement.

(l) Notices. Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by telex, telefax, e-mail or other electronic means provided that any notice so given is also mailed as provided in clause (c), or (c) delivered by air courier, (i) if to an Existing Shareholder or an Investor, at the addresses set forth on Schedules 1 and 2 hereto, (ii) if to any Holder (other than an Existing Shareholder or Investor) to such address as such Holder shall designate in writing to the other Holders and Zhaopin and (iii) if to Zhaopin as follows:

Zhaopin Ltd.

c/o Maples Corporate Services Limited

P.O. Box 309, Ugland House, Grand Cayman

KY1-1104, Cayman Islands

With a copy to:

Huitong Office Park, Building A4

71 Jianguo Road

Chaoyang District

Beijing 100025

China

Facsimile: (86-10) 5863-5864

Attention: Chief Executive Officer

or to such other address or to such other person as either party shall have last designated by such notice to the other party. Each such notice or other communication shall be deemed received and effective (i) if given by telex, telefax, e-mail or other electronic means, when transmitted to the applicable number and an appropriate answerback or confirmation of receipt is received, (ii) if given by air courier, the second business day after the date of dispatch (iii) if given by any other means, when actually received at such address.

(m) Remedies. Except to the extent this Article 9(m) is inconsistent with any other provision in this Shareholders Agreement or applicable law, all rights and remedies existing under this Shareholders Agreement and any related agreements or documents are cumulative to and not exclusive of, any rights or remedies otherwise available. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

(n) Attorney Fees. in the event of any action for the breach of this Shareholders Agreement or misrepresentation by any party, the prevailing party shall be entitled to reasonable attorney’s fees, costs and expenses incurred in connection with such action.

(o) Specific Performance. Each party hereto acknowledges that, in view of the transactions contemplated by this Shareholders Agreement, each party would not have an adequate remedy at law for money damages in the event that this Shareholders Agreement has not been performed in accordance with its terms, and therefore agrees that the non-breaching parties shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which such non-breaching parties may be entitled at law or in equity.

(p) Severability. If any provision of this Shareholders Agreement is determined to be invalid, illegal or unenforceable by any governmental entity, the remaining provisions of this Shareholders Agreement shall remain in full force and effect provided that the essential terms and conditions of this Shareholders Agreement for all parties remain valid, binding and enforceable. In the event of any such determination, the parties agree to negotiate in good faith to modify this Shareholders Agreement to fulfill as closely as possible the original intents and purposes hereof.

(q) Restatement of Existing Agreement. The parties to this Shareholders Agreement, on behalf of all parties to the Existing Agreement, hereby agree that this Shareholders Agreement shall amend, restate, and supersede the Existing Agreement in all respects.

(r) Delays or Omissions. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any Holder, upon any breach, default or noncompliance of the Company under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any Holder’s part of any breach, default or noncompliance under the Agreement or any waiver on such Holder’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to Holders, shall be cumulative and not alternative.

IN WITNESS WHEREOF, each of the parties hereto has caused this Shareholders Agreement to be executed by its duly authorized officers (if applicable) as of the day and year first above written.

COMPANY

ZHAOPIN LIMITED

By:	/s/ Jason Lenga

Name:	Jason Lenga

Title:	Director

SIGNATURE PAGE

SEVENTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

EXECUTED as a Deed

Signed for and on behalf of Seek International Investments Pty Ltd:

/s/ Jason Lenga
(Signature)

Jason Lenga - Director
(Name and Title of Authorised Signatory)

Date:	11 February 2013

Signed for and on behalf of Macquarie Zhaopin Holdings Limited by:

/s/ Dan Chen
(Signature)

Dan Chen – Managing Director
(Name and Title of Authorised Signatory)

/s/ Andrew Chan
(Signature)

Andrew Chan – Senior Vice President
(Name and Title of Authorised Signatory)

Date:	8 February 2013

Signed by Hao Liu in the presence of:

/s/ Hao Liu
(Signature - Hau Liu)

/s/ Wei Zhan
(Name and Signature of Witness)

Date:	8 February 2013

Signed for and on behalf of Gather Full International Group Limited by

/s/ Hao Liu
(Signature)

Hao Liu - Director
(Name and Title of Authorised Signatory)

Date:	8 February 2013

Schedule 1

Existing Shareholders

Mark Baldwin

B-H-2F, Tower B, East Gate Plaza

29 Dongzhong Street

Dongcheng District

Beijing 100027 China

Facsimile: (86-10) 6418-1649

Yong Zhang

B-H-2F, Tower B, East Gate Plaza

29 Dongzhong Street

Dongcheng District

Beijing 100027 China

Facsimile: (86-10) 6418-1649

Michael Steven Chiu

B-H-2F, Tower B, East Gate Plaza

29 Dongzhong Street

Dongcheng District

Beijing 100027 China

Facsimile: (86-10) 6418-1649

Matthew Estes

4F East Gate Plaza

9 Dong Zhong St, Dong Cheng District

Beijing 100027 China

Facsimile: +86 (10) 6418 5588

Christopher Mumford

4F East Gate Plaza

9 Dong Zhong St, Dong Cheng District

Beijing 100027 China

Facsimile: +86 (10) 6418 5588

Tarquin Ltd.

609 Calle del Cerrito

San Clemente, CA 97672

Ram L. Dhawan

97-37 63 Road, Suite 8H, Rego Park, NY 11374

Dimitri Boylan

P.O. Box 1026, Remsenburg

NY, NY 11960

SEEK International Investments Pty Ltd.

Level 6, 541 St Kilda Road,

St. Kilda, Melbourne, Victoria

Australia, 3004

Fax No. : +61-3-9510-7244

Attn: Mr. Jason Lenga

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Schedule 2

Investors

Investor	Address

SEEK International Investments Pty Ltd	Level 6, 541 St Kilda Road, St. KildaMelbourne, Victoria Australia, 3004 Fax : +61-3-9510-7244

Macquarie Zhaopin Holdings Limited	c/o Macquarie Capital Advisers — Legal 1 Martin Place Sydney 2000, NSW Australia

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